Exhibit 99.1

November 18, 2021

The AZEK Company Announces Record Fourth Quarter and Full-Year Fiscal 2021 Results

Continued Strong Sales Growth in Fourth Quarter and Full Year; Expanding Decking Capacity with Additional New Fourth Phase; Cumulative Capacity Expected to Increase Over 100% by End of 2022

FOURTH QUARTER FISCAL 2021 HIGHLIGHTS

•	Consolidated net sales increased 31.1% year over year to a record $346.1 million
•	Residential segment net sales increased 31.1% year over year to $305.1 million
•	Net income increased by $103.0 million year over year to $38.6 million
•	Adjusted EBITDA increased $15.4 million year over year to $81.5 million

OUTLOOK HIGHLIGHTS

•	Fiscal 2022 Net Sales Outlook – Expecting consolidated net sales growth of mid-teens year over year
•	Fiscal 2022 Adjusted EBITDA Outlook – Expecting Adjusted EBITDA growth of high-teens year over year
•	First Quarter Fiscal 2022 Outlook – Expecting consolidated net sales growth between 18% and 21% year over year, and Adjusted EBITDA growth of between 14% and 17% year over year

Chicago, Ill. (BUSINESS WIRE) -- The AZEK Company Inc. (the “Company” or “AZEK”) (NYSE: AZEK), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and Versatex® and AZEK Trim®, today announced financial results for its fourth quarter and fiscal year ended September 30, 2021.

CEO COMMENTS

“The AZEK Company delivered another impressive quarter and year – our first full year as a public company – with record growth in net sales, net income and Adjusted EBITDA. Our team continues to execute against our strategy of delivering long-term, sustainable growth and value creation for our customers, partners, employees, and shareholders,” Jesse Singh, AZEK’s Chief Executive Officer said. “We delivered these results while strengthening our team, increasing capacity and broadening our differentiated product portfolio to increase market share and wood conversion.”

“During the fiscal fourth quarter, we meaningfully improved service to our customers, made progress against our decking capacity expansions, and made additional investments to drive long-term, sustainable growth. End-market demand remains strong, driven by repair & remodel market strength, sustained interest in outdoor living, and an accelerated trend in material conversion to our types of beautiful, long-lasting, high-performance products.  Given our confidence in the long-term opportunity, we are adding a fourth phase to our decking capacity expansion program. Cumulatively, our multi-phase expansion program is expected to increase decking capacity by more than 100%, versus a 2019 baseline, by the end of calendar year 2022. We believe this increased capacity will give us industry-leading capability as well as the flexibility to pursue new opportunities and continue our best-in-class service levels in 2022 and beyond.”

“We continue to progress against our key initiatives, including growth through innovation, margin expansion through recycle and continuous improvement programs, and positively impacting the world through our commitments to ESG stewardship. In alignment with our FULL-CIRCLE ESG goals, in fiscal 2021 we diverted approximately 500 million pounds of scrap and waste from landfills through our recycling programs, a 25% increase from approximately 400 million pounds in fiscal 2020.  Recycled materials now make up approximately 56% of our extruded product portfolio by weight, and we continue to make progress towards our goal of using one billion pounds of recycled material annually by the end of 2026,” Singh continued.

“We remain excited about the future and believe we are well positioned to capitalize on industry tailwinds and our own value-driven execution. I am thankful to our entire team for their unwavering commitment to supporting our customers and partners and look forward to continued success together in 2022,” Singh concluded.

FOURTH QUARTER FISCAL 2021 CONSOLIDATED RESULTS

Net sales for the three months ended September 30, 2021 increased by $82.2 million, or 31.1%, to $346.1 million, compared to $263.9 million for the three months ended September 30, 2020. The increase was attributable to higher sales growth in both our Residential and Commercial segments. Net sales for the three months ended September 30, 2021 increased for our Residential segment by 31.1% and increased for our Commercial segment by 31.3%, in each case as compared to the prior year period.

Gross profit for the three months ended September 30, 2021 increased by $22.0 million, or 24.4%, to $112.3 million, compared to $90.3 million for the three months ended September 30, 2020. The increase in gross profit was primarily driven by the strong sales results in the Residential and Commercial segments as well as pricing and manufacturing productivity, partially offset by higher costs. Gross margin decreased to 32.4% for the three months ended September 30, 2021, compared to 34.2% for the three months ended September 30, 2020. This was partially due to the continued rise in input costs ahead of price realization. Adjusted Gross Profit Margin decreased 250 basis points to 37.7%, compared to 40.2% for the prior year period.

Selling, general and administrative expenses decreased by $89.5 million, to $60.5 million, or 17.5% of net sales, for the three months ended September 30, 2021, compared to $150.0 million, or 56.8% of net sales, for the three months ended September 30, 2020. The decrease was primarily attributable to lower stock-based compensation expense, partially offset by higher personnel costs, public company costs, professional fees and marketing expenses in the period. This occurred as the Company made investments in selling, marketing and R&D capabilities during the quarter.

Net income increased by $103.0 million to $38.6 million, or $0.25 per share, for the three months ended September 30, 2021, compared to a net loss of $64.4 million, or ($0.43) per share, for the three months ended September 30, 2020. This was primarily due to higher sales growth in both our Residential and

Commercial segments, higher gross profit and a decrease in interest expense resulting from the reduced principal amount outstanding under our Term Loan Agreement.

Net margin expanded to 11.2% for the three months ended September 30, 2021, as compared to net margin of (24.4%) for the three months ended September 30, 2020.

Adjusted Net Income increased $5.4 million to $49.8 million, or Adjusted Diluted EPS of $0.32 per share, for the three months ended September 30, 2021, as compared to Adjusted Net Income of $44.4 million, or Adjusted Diluted EPS of $0.29 per share, for the three months ended September 30, 2020.

Adjusted EBITDA increased by $15.4 million to $81.5 million for the three months ended September 30, 2021, as compared to Adjusted EBITDA of $66.1 million for the three months ended September 30, 2020. The increase was mainly driven by higher sales growth in both our Residential and Commercial segments and higher gross profit. Adjusted EBITDA Margin declined 150 basis points to 23.5% from 25.0% for the prior year period.

FOURTH QUARTER FISCAL 2021 SEGMENT RESULTS

Residential Segment

Net sales for the three months ended September 30, 2021 increased by $72.4 million, or 31.1%, to $305.1 million from $232.7 million for the three months ended September 30, 2020. The increase was primarily attributable to higher net sales in both our Deck, Rail & Accessories and Exteriors businesses.

Segment Adjusted EBITDA for the three months ended September 30, 2021 increased by $17.6 million, or 23.7%, to $91.6 million from $74.0 million for the three months ended September 30, 2020. The increase was mainly driven by higher sales, pricing and manufacturing productivity, partially offset by higher raw material and manufacturing costs and selling, general and administrative expenses. Segment Adjusted EBITDA Margin declined 180 basis points to 30.0% from 31.8% for the prior year period.

Commercial Segment

Net sales for the three months ended September 30, 2021 increased by $9.8 million, or 31.3%, to $41.0 million from $31.3 million for the three months ended September 30, 2020. The increase was primarily attributable to higher net sales in our Vycom business, partially offset by decreased net sales in our Scranton Products business.

Segment Adjusted EBITDA of the Commercial segment was $6.0 million for the three months ended September 30, 2021, compared to $3.9 million for the three months ended September 30, 2020. The increase was primarily driven by higher sales in the Vycom business and net manufacturing productivity, partially offset by higher selling, general and administrative expenses. Segment Adjusted EBITDA Margin expanded 230 basis points to 14.7% from 12.4% for the prior year period.

TWELVE MONTHS ENDED SEPTEMBER 30, 2021 RESULTS

Net sales for the twelve months ended September 30, 2021 increased by $279.7 million, or 31.1%, to $1,179.0 million from $899.3 million for the twelve months ended September 30, 2020. The increase was primarily attributable to higher sales growth in our Residential segment, which grew 35.4%, and 5.3% growth in the Commercial segment.

Net income increased by $215.4 million to $93.2 million, or $0.59 per share, for the twelve months ended September 30, 2021, compared to a net loss of $122.2 million, or ($1.01) per share for the twelve months ended September 30, 2020. This was primarily driven by strong operating results and a decrease in interest expense resulting from the reduced principal amount outstanding under our Term Loan Agreement, the redemption of our 2021 Senior Notes during the year ended September 30, 2020 and lower average interest rates during the year. Net margin expanded to 7.9% for the twelve months ended September 30, 2021, compared to net margin of (13.6%) for the twelve months ended September 30, 2020.

Adjusted Net Income was $152.9 million, or Adjusted Diluted EPS of $0.98 per share, for the twelve months ended September 30, 2021, compared to Adjusted Net Income of $72.6 million, or Adjusted Diluted EPS of $0.59 per share, for the twelve months ended September 30, 2020.

Adjusted EBITDA for the twelve months ended September 30, 2021 increased by $60.7 million to $274.2 million from $213.5 million for the twelve months ended September 30, 2020.

BALANCE SHEET, CASH FLOW and LIQUIDITY

As of September 30, 2021, the Company had cash and cash equivalents of $250.5 million and approximately $146.7 million available for future borrowings under our Revolving Credit Facility. Total debt as of September 30, 2021 was $464.7 million.

Net cash provided by operating activities was $207.7 million for the twelve months ended September 30, 2021, as compared to $98.4 million in the twelve months ended September 30, 2020.

OUTLOOK

“We believe we are well positioned to deliver strong net sales and Adjusted EBITDA growth into fiscal 2022. Consistent with prior years, we are appropriately investing for the future, with continued focus on marketing, R&D and innovation, and new product development as well as increasing capacity to meet both current and future customer demand and improving service levels to our channel partners. We are excited about our progress to date, are confident in our strategy and ability to win, and remain committed to our long-term strategic and financial objectives heading into fiscal 2022,” Singh said.

For full-year fiscal 2022, AZEK expects consolidated net sales growth to increase in the mid-teens year over year. From an Adjusted EBITDA perspective, AZEK expects to deliver growth in the high teens with modest margin expansion year over year, inclusive of the startup costs associated with our capital investment programs. AZEK expects to see leverage on Adjusted EBITDA exiting the second quarter of fiscal 2022 and accelerating through the second half of fiscal 2022.

For the first quarter fiscal 2022, AZEK expects consolidated net sales to grow in the range of 18% to 21% year over year. From an Adjusted EBITDA perspective, AZEK expects to deliver growth in the range of 14% to 17% year over year, inclusive of the startup costs associated with our capital investment programs.

CONFERENCE CALL INFORMATION

AZEK will hold a conference call to discuss the results today, Thursday, November 18, 2021, at 9:00 a.m. (CT).

To access the live conference call, please register for the call in advance by visiting https://conferencingportals.com/event/kqzNUoaC. Registration will also be available during the call. After registering, a confirmation e-mail with dial-in details and unique conference call codes for entry will be sent. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at https://investors.azekco.com/events-and-presentations/.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing 1-800-770-2030 (toll free) or 1-647-362-9199 (toll). The conference ID for the replay is 63923. The replay will be available until 10:59 p.m. (CT) on December 2, 2021.

ABOUT THE AZEK® COMPANY

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and Versatex® and AZEK Trim®. Consistently recognized as a market leader in innovation, quality and aesthetics, products across AZEK’s portfolio are made from up to 100% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping millions of pounds of waste out of landfills each year, and revolutionizing the industry to create a more sustainable future. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota, and recently announced a new facility will open in Boise, Idaho.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this earnings release, including statements regarding future operations are forward-looking statements. In some cases, forward looking statements may be identified by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "would," "expect," "objective," "plan," "potential," "seek," "grow," "target," "if," and similar expressions intended to identify forward-looking statements. Projected financial information and performance, including our guidance and outlook as well as statements about our future growth and margin expansion goals, are forward-looking statements.  Other forward-looking statements may include, without limitation, other statements with respect to our ability to meet the future targets and goals we establish, including our environmental, social and governance targets, and the ultimate impact of our actions on our business as well as the expected benefits to the environment, our employees, and the communities in which we do business, statements about potential new products and product innovation, statements regarding the potential impact of the COVID-19 pandemic, statements about future pricing for our products or our raw materials and our ability to offset increases to our raw material costs and other inflationary pressures, statements about the markets in which we operate and the economy more generally, including growth of our various markets and growth in the use of engineered products as well as our ability to share in such growth, statements about future conversion opportunities from wood and other materials and our ability to capture market share from such opportunities, and all other statements with respect to our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled "Risk Factors" set forth in

Part I, Item 1A of the Annual Report on Form 10-K for fiscal 2021 (our “2021 Annual Report”) and in our other filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this earnings release may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release to reflect actual results or future events or circumstances whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

NON-GAAP FINANCIAL MEASURES

To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP performance financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. Our GAAP financial results include significant expenses that may not be indicative of our ongoing operations as detailed within this earnings release.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our earnings release and our consolidated financial statements prepared and presented in accordance with GAAP.

We define Adjusted Gross Profit as gross profit before depreciation and amortization, business transformation costs, acquisition costs and certain other costs as described below. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales.

We define Adjusted Net Income as net income (loss) before amortization, share-based compensation costs, business transformation costs, acquisition costs, initial public offering and secondary offering costs and certain other costs as described below.

We define Adjusted Diluted EPS as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.

We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above.

Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales. Net Leverage is equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA. We believe Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage are useful to investors because they help identify underlying trends in our business that could otherwise be masked by certain expenses that can vary from company to company depending on, among other things, its financing, capital structure and the method by which its assets were acquired, and can also vary significantly from period to period.  We also add back depreciation and amortization and share-based compensation because we do not consider them indicative of our core operating performance. We believe their exclusion facilitates comparisons of our operating performance on a period-to-period basis. Therefore, we believe that showing gross profit and net income, as adjusted to remove the impact of these expenses, is helpful to investors in assessing our gross profit and net income performance in a way that is similar to the way management assesses our performance. Additionally, EBITDA and EBITDA margin are common measures of operating performance in our industry, and we believe they facilitate operating comparisons. Our management also uses Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin in conjunction with other GAAP financial measures for planning purposes, including as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Management considers Adjusted Gross Profit and Adjusted Net Income as useful measures because our cost of sales includes the depreciation of property, plant and equipment used in the production of products and the amortization of various intangibles related to our manufacturing processes. Further, management considers Net Leverage as a useful measure to assess our borrowing capacity.

Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	These measures do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•	These measures do not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our income tax expense or the cash requirements to pay our taxes;
•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense of depreciation, in the case of Adjusted Gross Profit and Adjusted EBITDA, and amortization, in each case, of our assets, and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

•

Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense associated with our equity compensation plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy;

•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude certain business transformation costs, acquisition costs and other costs, each of which can affect our current and future cash requirements; and

•

Other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, none of these metrics should be considered indicative of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Segment Adjusted EBITDA

Depending on certain circumstances, Segment Adjusted EBITDA may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA represents a measure of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA is determined, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results of Operations” set forth in Part II, Item 7 of our 2021 Annual Report and our Consolidated Financial Statements and related notes included in our 2021 Annual Report.

The AZEK Company Inc.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except for share and per share amounts)

	As of September 30,
	2021	2020
ASSETS:
Current assets:
Cash and cash equivalents	$250,536	$215,012
Trade receivables, net of allowances	77,316	70,886
Inventories	188,888	130,070
Prepaid expenses	14,212	8,367
Other current assets	1,446	360
Total current assets	532,398	424,695
Property, plant and equipment, net	391,012	261,774
Goodwill	951,390	951,390
Intangible assets, net	242,572	292,374
Other assets	70,462	1,623
Total assets	$2,187,834	$1,931,856
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$69,474	$42,059
Accrued rebates	44,339	30,362
Accrued interest	72	1,103
Current portion of long-term debt obligations	—	—
Accrued expenses and other liabilities	56,522	50,516
Total current liabilities	170,407	124,040
Deferred income taxes	46,371	21,260
Long-term debt — less current portion	464,715	462,982
Other non-current liabilities	79,177	19,686
Total liabilities	$760,670	$627,968
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued and outstanding at September 30, 2021 and September 30, 2020, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 154,866,313 shares issued and outstanding at September 30, 2021, and 154,637,240 issued and outstanding at September 30, 2020	155	155
Class B common stock, $0.001 par value; 100,000,000 shares authorized, 100 shares issued and outstanding at September 30, 2021 and September 30, 2020	—	—
Additional paid-in capital	1,615,236	1,587,208
Accumulated deficit	(188,227)	(283,475)
Total stockholders’ equity	1,427,164	1,303,888
Total liabilities and stockholders’ equity	$2,187,834	$1,931,856

The AZEK Company Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands of U.S. dollars, except for share and per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Net sales	$ 346,120	$ 263,920	$ 1,178,974	$ 899,259
Cost of sales	233,833	173,656	789,023	603,209
Gross profit	112,287	90,264	389,951	296,050
Selling, general and administrative expenses	60,467	149,945	244,205	308,275
Other general expenses	—	1,900	2,592	8,616
Loss on disposal of plant, property and equipment	401	510	1,025	904
Operating income (loss)	51,419	(62,091)	142,129	(21,745)

Other expenses:
Interest expense	3,883	6,297	20,311	71,179
Loss on extinguishment of debt	—	49	—	37,587
Total other expenses	3,883	6,346	20,311	108,766

Income (loss) before income taxes	47,536	(68,437)	121,818	(130,511)
Income tax expense (benefit)	8,943	(4,078)	28,668	(8,278)
Net income (loss)	$ 38,593	$ (64,359)	$ 93,150	$ (122,233)

Net income (loss) per common share:
Basic	$ 0.25	$ (0.43)	$ 0.61	$ (1.01)
Diluted	$ 0.25	$ (0.43)	$ 0.59	$ (1.01)

Comprehensive income (loss)	$ 38,593	$ (64,359)	$ 93,150	$ (122,233)
Weighted average shares used in calculating net income (loss) per common share:
Basic	154,232,718	150,040,704	153,777,859	120,775,717
Diluted	156,686,478	150,040,704	156,666,394	120,775,717

The AZEK Company Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

	Twelve Months Ended September 30,
	2021	2020	2019
Operating activities:
Net income (loss)	$93,150	$(122,233)	$(20,196)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation expense	51,802	44,637	33,703
Amortization expense	49,802	55,144	60,226
Non-cash interest expense	3,110	6,994	3,986
Non-cash lease expense	(88)
Deferred income tax expense (benefit)	25,529	(10,110)	(5,321)
Non-cash compensation expense	22,250	117,084	4,564
Fair value adjustment for contingent consideration	—	—	53
Loss on disposition of property, plant and equipment	1,025	904	1,495
Bad debt provision	342	512	383
Loss on extinguishment of debt	—	37,587	—
Changes in operating assets and liabilities:
Trade receivables	(6,772)	(17,656)	(9,015)
Inventories	(58,819)	(12,146)	(4,492)
Prepaid expenses and other current assets	(5,892)	1,035	(4,550)
Accounts payable	16,071	(4,361)	11,679
Accrued expenses and interest	14,910	2,664	20,376
Other assets and liabilities	1,259	(1,694)	1,981
Net cash provided by (used in) operating activities	207,679	98,361	94,872
Investing activities:
Purchases of property, plant and equipment	(175,119)	(95,594)	(63,006)
Proceeds from sale of property, plant and equipment	46	253	71
Acquisitions, net of cash acquired	—	(18,453)	—
Net cash provided by (used in) investing activities	(175,073)	(113,794)	(62,935)
Financing activities:
Proceeds from initial public offering, net of related costs	—	820,467	—
Proceeds from 2025 Senior Notes	—	346,500	—
Redemption of 2021 and 2025 Senior Notes	—	(665,000)	—
Payments of debt extinguishment costs related to 2021 and 2025 Senior Notes	—	(24,938)	—
Proceeds under Revolving Credit Facility	—	129,000	40,000
Payments under Revolving Credit Facility	—	(129,000)	(40,000)
Proceeds from long-term debt	—	—	—
Payments on long-term debt obligations	—	(341,958)	(8,304)
Payments of financing fees related to Term Loan Agreement	(939)	—	—
Payments of debt issuance costs related to 2025 Senior Notes	—	(7,754)	—
Proceeds (repayments) of finance lease obligations	(1,921)	(807)	1,405
Payments of Ultralox contingent consideration	—	—	(2,000)
Payments of initial public offering related costs	(210)	—	(584)
Redemption of capital contributions prior to initial public offering	—	(3,553)	(101)
Capital contributions prior to initial public offering	—	1,500	1,311
Exercise of vested stock options	5,988	41	—
Net cash provided by (used in) financing activities	2,918	124,498	(8,273)
Net increase (decrease) in cash and cash equivalents	35,524	109,065	23,664
Cash and cash equivalents at beginning of period	215,012	105,947	82,283
Cash and cash equivalents at end of period	$250,536	$215,012	$105,947
Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$17,119	$76,670	$78,807
Cash paid for income taxes, net	4,620	1,376	1,252
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$16,177	$2,089	$3,674
Property, plant and equipment acquired under finance lease obligations	—	966	1,637
Right of use operating and finance lease assets obtained in exchange for lease liabilities	$57,817	$—	$—

Segment Results from Operations

Residential Segment

The following table summarizes certain financial information relating to the Residential segment results that have been derived from our unaudited Condensed Consolidated Financial Statements for the three and twelve months ended September 30, 2021 and 2020.

	Three Months Ended September 30,				Twelve Months Ended September 30,
(U.S. dollars in thousands)	2021	2020	$ Variance	% Variance	2021	2020	$ Variance	% Variance
Net sales	$ 305,078	$ 232,653	$ 72,425	31.1%	$ 1,044,126	$ 771,167	$ 272,959	35.4%
Segment Adjusted EBITDA	91,564	74,013	17,551	23.7%	314,563	238,060	76,503	32.1%
Segment Adjusted EBITDA Margin	30.0%	31.8%	N/A	N/A	30.1%	30.9%	N/A	N/A

Commercial Segment

The following table summarizes certain financial information relating to the Commercial segment results that have been derived from our unaudited Condensed Consolidated Financial Statements for the three and twelve months ended September 30, 2021 and 2020.

	Three Months Ended September 30,				Twelve Months Ended September 30,
(U.S. dollars in thousands)	2021	2020	$ Variance	% Variance	2021	2020	$ Variance	% Variance
Net sales	$ 41,042	$ 31,267	$ 9,775	31.3%	$ 134,848	$ 128,092	$ 6,756	5.3%
Segment Adjusted EBITDA	6,019	3,872	2,147	55.4%	19,323	15,051	4,272	28.4%
Segment Adjusted EBITDA Margin	14.7%	12.4%	N/A	N/A	14.3%	11.8%	N/A	N/A

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended September 30,		Twelve Months Ended September 30,
(U.S. dollars in thousands)	2021	2020	2021	2020
Net income (loss)	$ 38,593	$ (64,359)	$ 93,150	$(122,233)
Interest expense	3,883	6,297	20,311	71,179
Depreciation and amortization	26,284	24,556	101,604	99,781
Tax expense (benefit)	8,943	(4,078)	28,668	(8,278)
Stock-based compensation costs	3,024	100,348	22,670	120,517
Business transformation costs (1)	—	159	—	594
Acquisition costs (2)	—	58	—	1,596
Initial public offering and secondary offering costs (3)	—	1,900	2,592	8,616
Other costs (4)	780	1,139	5,192	4,154
Capital structure transaction costs (5)	—	49	—	37,587
Total adjustments	42,914	130,428	181,037	335,746
Adjusted EBITDA	$ 81,507	$ 66,069	$ 274,187	$ 213,513

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Net margin	11.2%	(24.4)%	7.9%	(13.6)%
Interest expense	1.1	2.4	1.7	7.9
Depreciation and amortization	7.6	9.3	8.6	11.1
Tax expense (benefit)	2.6	(1.5)	2.5	(0.9)
Stock-based compensation costs	0.8	38.0	1.9	13.4
Business transformation costs	—	0.1	—	0.1
Acquisition costs	—	0.0	—	0.2
Initial public offering and secondary offering costs	—	0.7	0.2	0.9
Other costs	0.2	0.4	0.5	0.4
Capital structure transaction costs	—	—	—	4.2
Total adjustments	12.3%	49.4%	15.4%	37.3%
Adjusted EBITDA Margin	23.5%	25.0%	23.3%	23.7%

(1)	Business transformation costs reflect compensation costs related to the transformation of the senior management team of $0.2 million for the fourth quarter 2020 and $0.6 million for fiscal year 2020.
(2)

Acquisition costs reflect costs directly related to completed acquisitions of $0.9 million for fiscal year 2020 and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.7 million for fiscal year 2020.

(3)	Initial public offering and secondary offering costs includes $1.4 million in fees related to the Secondary offering of our Class A common stock completed in fiscal year 2020.
(4)

Other costs reflect costs for legal expenses of $0.5 million, $0.5 million, $2.3 million and $0.9 million for the fourth quarters 2021 and 2020 and the fiscal years 2021 and 2020, respectively, impact of the retroactive adoption of ASC 842 leases of $0.5 million for fiscal year 2021, reduction in workforce costs of $0.4 million for fiscal year 2020, and costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.3 million, $0.6 million, $2.4 million and $2.9 million for the fourth quarters 2021 and 2020 and the fiscal years 2021 and 2020, respectively.

(5)

Capital structure transaction costs include loss on extinguishment of debt of $0.1 million for 2025 Senior Notes for fourth quarter 2020 and $1.9 million for the 2021 Senior Notes and $35.7 million for the 2025 Senior Notes for fiscal year 2020.

Adjusted Gross Profit Reconciliation

	Three Months Ended September 30,		Twelve Months Ended September 30,
(U.S. dollars in thousands)	2021	2020	2021	2020
Gross Profit	$ 112,287	$ 90,264	$389,951	$296,050
Depreciation and amortization (1)	18,051	15,813	67,903	62,276
Acquisition costs (2)	—	—	—	665
Other costs (3)	30	—	72	75
Adjusted Gross Profit	$ 130,368	$ 106,077	$457,926	$359,066

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Gross Margin	32.4%	34.2%	33.1%	32.9%
Depreciation and amortization	5.3	6.0	5.7%	6.9%
Acquisition costs	—	—	—	0.1%
Other costs	—	—	—	—
Adjusted Gross Profit Margin	37.7%	40.2%	38.8%	39.9%

(1)

Depreciation and amortization for the fourth quarters 2021 and 2020, and for fiscal years 2021 and 2020 consists of $12.6 million, $9.7 million, $46.0 million and $37.6 million, respectively, of depreciation and $5.4 million, $6.1 million, $21.9 million and $24.7 million, respectively, of amortization of intangible assets, comprised of intangibles relating to our manufacturing processes.

(2)	Acquisition costs reflect inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition.
(3)	Other costs includes impact of retroactive adoption of ASC 842 leases of $0.1 million for fiscal year 2021 and reduction in workforce costs of $0.1 million for fiscal year 2020.

Adjusted Net Income Reconciliation

	Three Months Ended September 30,		Twelve Months Ended September 30,
(U.S. dollars in thousands, except per share amounts)	2021	2020	2021	2020
Net income (loss)	$ 38,593	$ (64,359)	$ 93,150	$ (122,233)
Amortization	12,136	13,522	49,802	55,144
Stock-based compensation costs (1)	1,806	100,348	18,746	120,517
Business transformation costs (2)	—	159	—	594
Acquisition costs (3)	—	58	—	1,596
Initial public offering and secondary offering costs (4)	—	1,900	2,592	8,616
Other costs (5)	780	1,139	5,192	4,154
Capital structure transaction costs (6)	—	49	—	37,587
Tax impact of adjustments (7)	(3,522)	(8,463)	(16,549)	(33,343)
Adjusted Net Income	$ 49,793	$ 44,353	$ 152,933	$ 72,632

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Net income (loss) per common share — diluted	$ 0.25	$ (0.42)	$ 0.59	$ (1.00)
Amortization	0.08	0.09	0.32	0.45
Stock-based compensation costs	0.01	0.65	0.12	0.99
Business transformation costs	—	—	—	—
Acquisition costs	—	—	—	0.01
Initial public offering and secondary offering costs	—	0.01	0.02	0.07
Other costs	0.01	0.01	0.03	0.03
Capital structure transaction costs	—	—	—	0.31
Tax impact of adjustments	(0.03)	(0.05)	(0.10)	(0.27)
Adjusted Diluted EPS (8)	$ 0.32	$ 0.29	$ 0.98	$ 0.59

(1)

Stock-based compensation costs for the year ended September 30, 2021 reflect expenses related to our initial public offering. Expenses related to our recurring awards granted each fiscal year are excluded from the Adjusted Net Income reconciliation.

(2)	Business transformation costs reflect compensation costs related to the transformation of the senior management team of $0.2 million for the fourth quarter 2020 and $0.6 million for fiscal year 2020.
(3)

Acquisition costs reflect costs directly related to completed acquisitions of $0.9 million for fiscal year 2020 and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.7 million for fiscal year 2020.

(4)	Initial public offering and secondary offering costs includes $1.4 million in fees related to the Secondary offering of our Class A common stock in fiscal year 2020.
(5)

Other costs reflect costs for legal expenses of $0.5 million, $0.5 million, $2.3 million and $0.9 million for the fourth quarters 2021 and 2020 and the fiscal years 2021 and 2020, respectively, impact of the retroactive adoption of ASC 842 leases of $0.5 million for fiscal year 2021, reduction in workforce costs of $0.4 million for fiscal year 2020, and costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.3 million, $0.6 million, $2.4 million and $2.9 million for the fourth quarters 2021 and 2020 and the fiscal years 2021 and 2020, respectively.

(6)

Capital structure transaction costs include loss on extinguishment of debt of $0.1 million for 2025 Senior Notes for fourth quarter 2020 and $1.9 million for the 2021 Senior Notes and $35.7 million for the 2025 Senior Notes for fiscal year 2020.

(7)	Tax impact of adjustments is based on applying a combined U.S. federal and state statutory tax rate of 24.5% for fourth quarters 2021 and 2020, and for fiscal years 2021 and 2020.

(8)

Weighted average common shares outstanding used in computing diluted net income (loss) per common share is 156,686,478 shares for fourth quarter 2021, 154,812,555 shares for fourth quarter 2020, 156,666,394 shares for fiscal year 2021, and 122,128,515 shares for fiscal year 2020.

Net Leverage Reconciliation
Twelve Months Ended September 30, 2021
Net income (loss)	$ 93,150
Interest expense	20,311
Depreciation and amortization	101,604
Income tax expense (benefit)	28,668
Stock based compensation	22,670
Initial public offering costs	2,592
Other costs	5,192
Total adjustments	181,037
Adjusted EBITDA	$ 274,187

Long-term debt less current portion	$ 464,715
Unamortized deferred financing fees	2,625
Unamortized original issue discount	314
Gross debt	$ 467,654
Cash and cash equivalents	(250,536)
Net debt	$ 217,118
Net Leverage	0.8x

Outlook

We have not reconciled Adjusted EBITDA guidance to its most comparable GAAP measure as a result of the uncertainty regarding, and the potential variability of, reconciling items such as the variability in the provision for income taxes, the estimates for warranty and rebate accruals and timing of the gain or loss on disposal of property, plant and equipment. Such reconciling items that impact Adjusted EBITDA have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of Adjusted EBITDA to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA guidance and future GAAP results.

Investor Relations Contact:

Amanda Cimaglia

312-809-1093

ir@azekco.com

Media Contact:

Amy Widdowson

(415) 819-2126

AZEKquestions@zenogroup.com

Source: The AZEK Company Inc.